                                                                   Exhibit 10.21

            THIS LEASE, Made as of February 28, 1996 between SOUTHERN REGION INDUSTRIAL REALTY, INC., a corporation of Georgia, Lessor, and ADVANTAGE ENERGY CORPORATION, a corporation of West Virginia, Lessee;

                                  WITNESSETH:

            IN consideration of the sum of Ten Dollars ($10.00) cash, receipt of which is acknowledged, and the performance and observance of the terms and provisions hereinafter set forth to be performed and observed by Lessee, and reserving as rent the royalties, rentals and all other payments hereinafter provided for, Lessor hereby leases to Lessee, for the period of fifteen (15) years from the date hereof (the "Effective Date") through February 28, 2011, subject to termination or extension for additional five (5) year periods until all the coal which can be economically mined and removed has been mined and removed and the reclamation thereof has been finally approved by the state and/or federal agency or agencies which now have or shall hereafter have jurisdiction or control of such mining operations, and all the bonds therefor have been fully released, all as hereinafter provided in ARTICLE XX hereof, the sole and exclusive right of mining and removing, by any method of mining, various seams of coal hereinafter identified within five (5) parcels of land containing in the aggregate 10,019.34 acres, more or less, situated partly in Buchanan County, Virginia, on the waters of Laurel Fork of Dismal Creek and partly in Tazewell County, Virginia, on the waters of Town Hill, Big and Middle Creeks of Clinch River, and being more fully shown on colored map attached hereto and made a part hereof and marked in the lower right-hand corner thereof:
"Pocahontas Land Corporation, Bluefield, West Virginia, No. 2185-G, February 16, 1996, GBM," which seams of coal and the surface in which Lessee is given rights of use hereunder are referred to hereinafter as the "Leased Properties":

            (a) The right to mine and remove all seams of coal except the Pocahontas No. 3, Raven, Tiller and Lower Seaboard Seams of coal in the following described PARCEL NO. 1 and PARCEL NO. 2, upon and subject to the terms and conditions hereinafter stated:

            PARCEL NO. 1 - A parcel of land shown by yellow border on aforesaid attached map situated partly in Garden Magisterial District of Buchanan County, Virginia, on the waters of Laurel Fork of Dismal Creek and Spring, Kinder and Old House Hollow Branches of same, and partly in Maiden Spring Magisterial District of Tazewell County, Virginia, on the waters of Town Hill Creek, Big Creek and West Fork of same, and containing 2,053.06 acres, more or less.

            Said 2,053.06 acres, more or less, are made up of tracts or parcels of land in which Southern Region Industrial Realty, Inc. owns the fee or the minerals only and which for convenience of designation are as follows (areas given are by estimation only and are not to be construed as a warranty of acreage):

                          TABLE OF AREA - PARCEL NO. 1
                            BUCHANAN COUNTY, VIRGINIA

Tract or Parcel                                       Area in Acres
out of which area is taken                       Fee      Min.     Total
--------------------------                      ------   ------   --------
Pt. Tract No. 2 - John White
     "56.24 acres"                                   -     3.04       3.04
Tract No. 5 - Thomas Henkle
     "54.43 acres"                               54.44        -      54.44
Pt. Tract No. 6 - Mary Joice
     "93.74 acres"                                   -    91.82      91.82
Tract No. 7 - Mary V. Keen
     "54.99 acres"                               53.30        -
Tract No. 9- D. C. Whitt
     "175.00 acres"                                  -   152.31     152.31
Tract No. 10 - Clinch Valley Coal &
     Iron Co. - D. C. Whitt "75.00 acres"            -    92.36      92.36
Tract No. 11 - Coal Mountain Mining
     Co. - "183.60 acres"                       194.45        -     194.45
Pt. Tract No. 33 - J. N. Harman
     "182.87 acres"                              87.92        -      87.92
Tract No. 37 - G. H.  Brown


     "148.66 acres"                              16.34        -      16.34
Tract No. 38 - Riley Altizer
     "100.00 acres"                                  -     9.89       9.89
Tract No. 39 - Susie Brown
     "226.26 acres"                                  -   225.30     225.30
Tract No. 40 - James O. McNeil
     "118.66 acres"                                  -   119.19     119.19
Tract No. 40-A - James O. McNeil
     "26.72 acres"                                   -    26.54      26.54
                                                ------   ------   --------
     TOTAL - BUCHANAN COUNTY                    406.45   720.45   1,126.90

                          TABLE OF AREA - PARCEL NO. 1
                            TAZEWELL COUNTY, VIRGINIA

Tract or Parcel                                         Area in Acres
out of which area is taken                       Fee      Min.       Total
--------------------------                      ------   ------      -----
Pt. Tract No. 1 - O. F. & C. J. Barnes
     "4430.00 acres"                            269.36    75.13      344.49
Pt. Tract No. 2 - John White
     "56.24 acres"                                5.74    46.68       52.42
Tract No. 3 - Caleb Smith
     "51.37 acres"                                   -    49.49       49.49
Tract No. 4 - John B. Graham
     "31.50 acres"                                7.92     1.57*       9.49
Pt. Tract No. 6 - Mary Joice
     "93.74 acres"                                   -     2.64        2.64
Tract No. 8 - Samuel D. Sayers
     "438.00 acres"                                  -   338.43      338.43
Pt. Tract No. 26 - C. A. Spotts
     "171.00 acres"                               7.80    12.74       20.54
Pt. Tract No. 27 - Alexander Vance
     "100.00 acres"                               6.82        -        6.82
Pt. Tract No. 28 - John Shelton
     "50.00 acres"                               11.90    19.08**     30.98
Pt. Tract No. 33 - J. N. Harman
     "182.87 acres"                              63.19     7.67***    70.86
                                                ------   ------      -----
     TOTAL - TAZEWELL COUNTY                    372.73   553.43      926.16

* Southern Region Industrial Realty, Inc. owns 0.42 of an acre of oil and gas only within this tract.

** Southern Region Industrial Realty, Inc. owns 2.87 acres of oil and gas only within this tract.

*** Southern Region Industrial Realty, Inc. owns 2.19 acres of oil and gas only within this tract.

                         SUMMARY OF AREA - PARCEL NO. 1

                            Area in Acres
                     Fee        Min.      Total
                    ------   --------   --------
Buchanan County     406.45     720.45   1,126.90
Tazewell County     372.73     553.43     926.16
                    ------   --------   --------
     TOTALS         779.18   1,273.88   2,053.06

            PARCEL NO. 2 - A parcel of land shown by red border on aforesaid attached map situated in Maiden Spring Magisterial District of Tazewell County, Virginia, partly on the waters of Big Creek of Clinch River and West Fork, Goodwin Branch and Wildcat and Murray Hollows of same, and partly on the waters of Middle Creek of said Clinch River, containing 5,815.98 acres, more or less.

            Said 5,815.98 acres, more or less, are made up of tracts or parcels of land in which Southern Region Industrial Realty, Inc. owns the fee or the minerals only and which for convenience of designation are as follows (areas given are by estimation only and are not to be construed as a warranty of acreage):

                          TABLE OF AREA - PARCEL NO. 2
                            TAZEWELL COUNTY, VIRGINIA

Tract or Parcel                                           Area in Acres
out of which area is taken                        Fee          Min.       Total
--------------------------                      --------     --------    --------
Tract No. 1 - O. F. & C. J. Barnes
     "4430.00 acres"                            3,734.17        83.03    3,817.20
Tract No. 12 - Levi Hickman
     "153.17 acres"                                54.47       106.22      160.69
Tract No. 20 - Thomas Lowe
     "150.00 acres"                               152.50            -      152.50
Tract No. 21 - Clinch Valley Coal &
     Iron - "Pt. Parcel No. 1 - 400.00 acres"          -         2.70        2.70
Tract No. 22 - Rees Vandike

     "206.10 acres"                               205.21         1.99      207.20
Tract No. 23 - B. V. Elswick
     "130.00 acres"                                    -       138.73      138.73
Tract No. 24 - Charles E. Scott
     "15.00 acres"                                 11.11         3.32       14.43
Pt. Tract No. 25 - Erastus B. Scott
     "287.00 acres"                               165.34         6.43      171.77
Pt. Tract No. 27 - Alexander Vance
     "100.00 acres"                                10.63            -       10.63
Pt. Tract No. 29 - Joseph V. Kelly
     "225.00 acres"                               251.25*           -      251.25
Tract No. 30 - John Stevenson
     "180.00 acres"                               193.33            -      193.33
Tract No. 31 - John Stevenson
     "200.00 acres"                               205.28            -      205.28
Tract No. 32 - James M. McGuire
     "175.00 acres"                                92.48            -       92.48
Tract No. 34 - James Allen
     "109.56 acres"                               109.56            -      109.56
Tract No. 35 - James E. Griffitts
     "137.50 acres"                                    -       139.80      139.80
Tract No. 36 - W. S. Raines
     "83.33 acres"                                 60.30            -       60.30
Tract No. 41 - W. L. C. Burke
     "12.45 acres"                                     -        12.45       12.45
Tract No. 44 - K. D. R. Harman
     "439.00 acres"                                53.11            -       53.11
Tract No. 45 - J. A. Everett
     "0.57 of an acre"                              0.69            -        0.69
Tract No. 46 - C. E. Murray
     "0.47 of an acre"                              0.52            -        0.52
Tract No. 48 - W. J. Elswick
     "162.60 acres"                                    -        21.36       21.36
                                                --------     --------    --------
     TOTAL - PARCEL NO. 2                       5,299.95       516.03    5,815.98

* Southern Region Industrial Realty, Inc. owns 8.28 acres, more or less, of oil and gas only within this tract.

            (b) Excepting the Pocahontas No. 3, Raven, Tiller and Lower Seaboard Seams of coal and the outcrop of the Jawbone Seam of coal (approximately 210 feet in width and depicted by a broken outcrop line on said attached whiteprint map), the right to mine and remove
all seams of coal in the following described PARCEL NO. 3, upon and subject to the terms and conditions hereinafter stated:

            PARCEL NO. 3 - A parcel of land shown by blue border on aforesaid attached map situated in Maiden Spring Magisterial District of Tazewell County, Virginia, on the waters of Big Creek, and West Fork and Goodwin Branch of same, containing 1,083.22 acres, more or less.

            Said 1,083.22 acres, more or less, are made up of tracts or parcels of land in which Southern Region Industrial Realty, Inc. owns the fee or the minerals only and which for convenience of designation are as follows (areas given are by estimation only and are not to be construed as a warranty of acreage):

                          TABLE OF AREA - PARCEL NO. 3
                            TAZEWELL COUNTY, VIRGINIA

Tract or Parcel                                   Area in Acres
out of which area is taken                  Fee         Min.        Total
--------------------------               --------     --------    --------
Pt. Tract No. 1 - O. F. & C. J. Barnes
     "4430.00 acres"                       719.58            -      719.58
Pt. Tract No. 25 - Erastus B. Scott
     "287.00 acres"                        115.06            -      115.06
Pt. Tract No. 26 - C. A. Spotts
     "171.00 acres"                        142.30        10.13      152.43
Pt. Tract No. 27 - Alexander Vance
     "100.00 acres"                         91.13            -       91.13
Pt. Tract No. 29 - Joseph V. Kelly
     "225.00 acres"                          5.02*           -        5.02
                                         --------     --------    --------
TOTAL - PARCEL NO. 3                     1,073.09        10.13    1,083.22

* Southern Region Industrial Realty, Inc. owns 0.29 of an acre of oil and gas only within this tract.

            (c) The right to mine and remove all seams of coal except the Pocahontas No. 3, Raven, Tiller, Lower Seaboard and Greasy Creek Seams of coal in the following described PARCEL NO. 4, upon and subject to the terms and conditions hereinafter stated:

            PARCEL NO. 4 - A parcel of land shown by green border on aforesaid attached map situated in Maiden Spring Magisterial District of Tazewell County, Virginia, on the waters of Big Creek of Clinch River, and Baldwin Hollow and Beaver Hollow (Cecils Branch) of same, containing 1,053.82 acres, more or less.

            Said 1,053.82 acres, more or less, are made up of tracts or parcels of land in which Southern Region Industrial Realty, Inc. owns the fee or the minerals only and which for convenience of designation are as follows (areas given are by estimation only and are not to be construed as a warranty of acreage):

                          TABLE OF AREA - PARCEL NO. 4
                            TAZEWELL COUNTY, VIRGINIA

Tract or Parcel                            Area in Acres
out of which area is taken          Fee         Min.        Total
--------------------------        --------    --------    --------
Tract No. 13 - James P.  Kelly
     "400.00 acres"                 576.15        8.27      584.42

Tract No. 14 - Martin Griffitts
     "49.20 acres"                       -       52.18       52.18
Tract No. 15 - D. B. Cecil
     "35.00 acres"                   35.95           -       35.95
Tract No. 16 - D. B. Cecil
     "205.00 acres"                 192.77        0.41      193.18
Tract No. 17 - Augustus White
     "50.00 acres"                   42.30        3.17       45.47
Tract No. 18 - Thomas Lowe
     "37.00 acres"                   36.86           -       36.86
Tract No. 19 - Thomas Lowe
     "134.00 acres"                      -      100.00      100.00
Tract No. 47 - George L. Carter
     "5.76 acres"                     5.76           -        5.76
                                  --------    --------    --------

Tract or Parcel                            Area in Acres
out of which area is taken          Fee         Min.        Total
--------------------------        --------    --------    --------
     TOTAL - PARCEL NO. 4           889.79      164.03    1,053.82

            (d) The right to mine and remove all seams of coal except the Pocahontas No. 3, Raven, Tiller, Lower Seaboard and War Creek Seams of coal in the following described PARCEL NO. 5, upon and subject to the terms and conditions hereinafter stated:

            PARCEL NO. 5 - A parcel of land shown by purple border on aforesaid attached map situated in Maiden Spring Magisterial District of Tazewell County, Virginia, on the waters of Middle Creek of Clinch River, containing 13.26 acres, more or less.

            Said 13.26 acres, more or less, are made up of tracts or parcels of land in which Southern Region Industrial Realty, Inc. owns the fee or the minerals only and which for convenience of designation are as follows (areas given are by estimation only and are not to be construed as a warranty of acreage):

                          TABLE OF AREA - PARCEL NO. 5
                            TAZEWELL COUNTY, VIRGINIA

Tract or Parcel                            Area in Acres
out of which area is taken             Fee      Min.    Total
--------------------------            -----    -----    -----
Pt. Tract No. 32 - James M. McGuire
     "175.00 acres"                   13.26        -    13.26
                                      -----    -----    -----
     TOTAL - PARCEL NO. 5             13.26        -    13.26

                                 RECAPITULATION

                                                                  Area in Acres
                                                          Fee          Min.        Total
                                                       ---------    ---------    ---------
Parcel No. 1 - The right to mine all seams of coal
except the Pocahontas No. 3, Raven, Tiller and Lower
Seaboard Seams                                            779.18     1,273.88     2,053.06

Parcel No. 2 - The right to mine all seams of coal except the Pocahontas No. 3,

Raven, Tiller and Lower Seaboard Seams                  5,299.95       516.03     5,815.98

Parcel No. 3 - The right to mine all seams of coal
except the Pocahontas No. 3, Raven, Tiller, Lower
Seaboard and part of the Jawbone Seams                  1,073.09        10.13     1,083.22

Parcel No. 4 - The right to mine all seams of coal
except the Pocahontas No. 3, Raven, Tiller, Lower
Seaboard and Greasy Creek Seams                           889.79       164.03     1,053.82

Parcel No. 5 - The right to mine all seams of coal
except the Pocahontas No. 3, Raven, Tiller, Lower
Seaboard and War Creek Seams                               13.26            -        13.26
                                                       ---------    ---------    ---------
     TOTALS                                             8,055.27     1,964.07    10,019.34

            It is the intent of the parties hereto that Lessor is hereby granting unto Lessee the right to mine and remove all seams of coal within the Leased Properties not currently owned by or leased to third parties.

            SUBJECT, HOWEVER, TO RIGHTS OF:

            (a) Consolidation Coal Company under the following:

                  (i) Deed dated September 28, 1978, recorded in the Clerk's
            Office of the Circuit Court of Tazewell County, Virginia, in Deed Book No. 453, page 84, and in the Clerk's Office of the Circuit Court of Buchanan County, Virginia, in Deed Book No. 260, page 819, from The Youngstown Mines Corporation, remote predecessor in title of Southern Region Industrial Realty, Inc., conveying the Pocahontas No. 3 Seam of coal only within the boundaries of all parcels herein; and

                  (ii) Deed dated May 24, 1994, not recorded, among LTV Steel
            Company, predecessor in title of Southern Region Industrial Realty, Inc., Acme Packaging Corporation and Stelco Coal Company conveying to said Consolidation Coal Company 13.26 acres, more or less, of the War Creek Seam of coal (also known as the Pocahontas No. 11 Seam) being within the boundary of Parcel No. 5 herein;

            (b) Jewell Ridge Coal Corporation under the following:

                  (i) Lease dated July 1, 1949, not recorded, as supplemented and modified, from said The Youngstown Mines Corporation, et als, of the right to mine the Raven Seam of coal only within the boundaries of all parcels included herein;

                  (ii) Supplemental lease dated October 6, 1969, not recorded, as supplemented and modified, from said The Youngstown Mines Corporation, of the right to mine the Tiller Seam of coal only within the boundaries of all parcels included herein;

                  (iii) Lease dated October 1, 1970, not recorded, as
            supplemented and modified, from said The Youngstown Mines Corporation, et als, of the right to mine the Lower Seaboard Seam of coal only within the boundaries of all parcels included herein;

            (c) Covenant Coal Corporation under lease dated January 29, 1990, not recorded, as supplemented and modified, from said LTV Steel Company, Inc., et als, of the right to mine the Greasy Creek Seam of coal only within the boundaries of Parcel No. 4 included herein;

            (d) J. D. Harrison and Joe Blair McGlothlin, Trustees, under deed dated July 13, 1964, recorded in the Clerk's Office of the Circuit Court of Tazewell County, Virginia, in Deed Book No. 315, page 514, from said The Youngstown Mines Corporation to Norma Mining Corporation, predecessor in title of said J.D. Harrison and Joe Blair McGlothlin, conveying certain rights to mine, by surface and auger methods only, the coal of the Jawbone Seam only within the boundaries of Parcel No 3 included herein and being designated by a labeled Jawbone Seam outcrop line on said attached map;

            (e) Ray Brothers Corporation, successor to Ashland Oil and Refining Company, under oil and gas lease dated June 8, 1964, recorded in the Clerk's Office of the Circuit Court of Tazewell County, Virginia, in Deed Book No. 316, page 112, and in the Clerk's Office of the Circuit Court of Buchanan County, Virginia, in Deed Book No. 164, page 360; and as modified by a partial surrender of lease dated January 10, 1971, recorded in said Tazewell

County in Deed Book No. 361, page 103, and in said Buchanan County in Deed Book No. 199, page 127, from said Ray Brothers Corporation to The Youngstown Mines Corporation, remote predecessor in title of Southern Region Industrial Realty, Inc;

            (f) American Electric Power Company for rights-of-way for electric power transmission lines and appurtenances as now located and in use;

            (g) Bell Atlantic Telephone Company of Virginia for telephone lines and appurtenances as now located and in use;

            (h) Norfolk and Western Railway Company for railway rights-of-way as now located and in use;

            (i) Virginia Department of Transportation and the public for public roads as now located and in use;

            (j) Others in the surface and minerals not owned by Southern Region Industrial Realty, Inc. as may be included within the boundaries of all parcels included herein, together with rights of surface lessees, if any;

            (k) State, county and other public highways, telecommunication, television cable transmission lines, pipeline or other rights-of-way or easements and restrictions as may appear of record; and

            (l) The public, United States of America, Commonwealth of Virginia, riparian owners and others, if any, in and to the beds and streams of any and all waterways, tributaries and other drainage systems which may be located within the boundaries of all parcels included herein.

            THE RIGHTS HEREIN LEASED are limited to such as Lessor possesses and has the lawful right to lease and to such as Lessor owns under the deeds covering said properties or said coal and appurtenant rights. Lessor does not warrant its title to the Leased Properties or any portion thereof. However, upon the assertion of an adverse claim to any portion of the leased properties, Lessor shall render all assistance possible to Lessee in defense against such adverse claim. It is further agreed that, if a court decree (after exhaustion of appeals) or by agreement of the parties hereto it is determined that the adverse claim is valid and such adverse claim is of such nature that Lessor does not have sufficient title to such portion of said Leased Properties to permit Lessee's mining of the coal therein, then, to the extent the Lessee has paid royalties to Lessor on coal mined in such portion, such royalties shall be refunded to Lessee.

            Lessee shall not cut or remove any timber from the premises containing the Leased Properties, and Lessee shall notify Lessor at least sixty
(60) days prior to destroying any merchantable timber thereon so that such timber may be cut and removed by Lessor, its agent or designee, in advance.

            EXCEPTING AND RESERVING, HOWEVER, from this lease, and to the Lessor all seams of coal other than those herein leased and the entire ownership of the properties herein described, and all of the oil, gas and other minerals and mineral substances, timber, and other products of every kind and description therein and thereon, together with the right to mine, remove and take away the entire amount and body thereof, for all purposes other than those for which this lease is made; PROVIDED, HOWEVER, that exercise of the ownership and rights so excepted and reserved shall not unreasonably interfere with the requirements, convenience and safety of operations of Lessee.

            Lessor and Lessee recognize the importance of environmental protection and the necessity of proper ecological balance, and, to further these objectives, Lessee agrees to conduct all operations hereunder with utmost caution and in compliance in every material respect with all applicable laws of the State of West Virginia and the United States of America now existing or hereafter enacted, and all rules and regulations promulgated thereunder, to preserve conditions as nearly as possible as they presently exist by altering the topography and interfering with or impeding watercourses as little as possible.

            IT IS UNDERSTOOD AND AGREED by and between Lessor and Lessee, however, that the Leased Properties are in an area committed to the mining and removal of coal and other minerals and that coal mining operations and other enterprises have been and are now being conducted by a lessee or lessees of Lessor in, upon and under the surface of the properties above described and in the general vicinity thereof. It is the intention hereof that the Leased Properties are hereby leased to Lessee, AS IS, IN THEIR PRESENT CONDITION and subject to the rights of others as hereinabove set forth.

            THIS LEASE is subject to the following terms and provisions which Lessee covenants with Lessor to perform and observe, viz:

                                    ARTICLE I

                         COVENANT TO DEVELOP; PERMITTING

            Section 1.1. Development. Once Lessee begins to mine coal under this lease, Lessee shall at all times diligently and energetically open, develop and maintain operations within the Leased Properties in order that so long as fair prices are obtainable its capacity for mining, preparing and shipping coal shall be sufficient to meet the demands and requirements of the market to the extent that the same can reasonably be done hereunder; and Lessee shall report promptly in writing to Lessor or its designated agent any suspension of operations, reasons therefor and expected duration thereof.

            Section 1.2. Permitting. Lessee agrees that upon execution of this lease it will promptly commence or cause to be commenced the necessary procedures with the appropriate state and/or federal agencies having jurisdiction of such mining operations to obtain and maintain in effect the requisite permit or permits for the conduct of mining operations within Leased Properties. Lessee also agrees to continue with or cause to be continued subsequent required permitting procedures with said state and/or federal agencies to the end that the mining operations contemplated under this lease shall be continuous, insofar as possible under applicable laws, and, except as provided in Section 1.1 above, and the regulations promulgated under applicable laws, until all the mineable and merchantable coal on the Leased Properties , which can be mined and removed by such mining methods as Lessor may approve, has been mined and removed. For purposes of this lease the term "mineable and merchantable coal" shall be defined as coal which can be mined at a reasonable profit. In the event this lease shall be terminated or canceled as a result of Lessee's failure to perform under or comply with this lease prior to completion of operations hereunder and Lessee shall have obtained the requisite permit or permits for the conduct of such mining operations from such agencies, then Lessee hereby covenants and agrees that it shall promptly, upon request of Lessor, assign and/or otherwise transfer said permit or permits, pursuant to Virginia law, to such other party or parties as Lessor may designate; provided, however, Lessee shall not be required to assign and/or otherwise transfer any permits unless Lessor provides proper notice thereof within six (6) months of the termination or cancellation of the lease.

                                   ARTICLE II

                               PRODUCTION ROYALTY

            Section 2.1. Amount of Royalty. Lessee shall pay to Lessor as rent a royalty of One Dollar and Twenty-five Cents ($1.25) per net ton of 2,000 pounds of coal mined and removed hereunder or five percent (5%) of the average gross selling price per net ton, as hereinafter defined, whichever is greater, for coal mined and removed hereunder, calculated and reported on a monthly basis (the "Tonnage Royalties").

            Section 2.2. Reporting of Quantity of Coal Mined. Lessee shall, on or before the twenty-fifth (25th) day of each calendar month, furnish to Lessor or its designated agent a written report, certified as to correctness by such agent as Lessee may designate having personal knowledge of the facts, showing the quantity of coal mined and removed hereunder during the immediately preceding calendar month, using as a basis railroad weights of all coal shipped by railroad and ascertaining the quantity of all other coal mined and removed hereunder in a manner satisfactory to the Lessor or the designated agent of Lessor; and Lessee shall comply with any further rules and regulations for the accurate ascertainment and report of the quantity of coal mined and removed hereunder and the selling price thereof that may reasonably be prescribed by the Lessor or its designated agent.

            In the event Lessee shall mix coal produced hereunder with other coal prior to shipment, Lessee shall comply with such reasonable rules and regulations as the Lessor or the designated agent of Lessor shall from time to time prescribe for the purpose of ascertaining with reasonable accuracy the quantity of coal produced hereunder.

            Section 2.3. Date of Payment of Royalty; Interest. On or before the twenty-fifth (25th) day of each calendar month, Lessee shall pay Tonnage Royalties to Lessor for the coal mined and removed hereunder during the immediately preceding calendar month in accordance with Section 2.1 above. In the event Tonnage Royalties are not paid before the 30th day of each month, Lessee will pay interest to Lessor on any Tonnage Royalties due and not paid by the 25th day of that calendar month at the effective prime interest rate as then charged by Morgan Guaranty Trust Company of New York and calculated daily from the date said amounts are due.

            Section 2.4. Calculation of Royalty; Gross Selling Price Defined. For the purpose of calculating Tonnage Royalties, the term "gross selling price" as used herein shall mean the actual price paid for coal sold to a bona fide purchaser, assuming the sale occurs, f.o.b. the initial outbound loading point after preparation, if any, or, if not first transported to a preparation facility, the actual price paid for the coal, assuming the sale occurs, f.o.b. the said outbound loading point, less any sales tax imposed thereon, but without deduction for selling commissions, advertising, credit losses, or other expenses, but with deduction for discounts or allowances actually allowed to arms-length wholesalers; provided, however, that if Lessor gives notice to Lessee in writing that, in Lessor's or its designated agent's reasonable judgment, a particular purchaser is not a bona fide purchaser, Lessor may elect to substitute for the gross selling price paid by that purchaser the prevailing market price of such coal as reasonably determined by Lessor or its designated agent and based upon recent sales by Lessee and others of coal of comparable quality to bona fide purchasers; provided further, that for any coal consumed on or off the Leased Properties without sale by Lessee the gross selling price for the purpose of computing the Tonnage Royalties due Lessor therefor shall be the prevailing market price, as determined above, of such coal at the time of shipment from the Leased Properties or, if used on the Leased Properties, at the time of use. The term "gross selling price" shall not include transportation costs incurred to transport the coal to a preparation plant located off the surface of the premises containing the Leased Properties.

            The term "bona fide purchaser" as used herein shall mean a purchaser who pays valuable consideration in good faith without intending to take unfair advantage of any third parties, including Lessor, and in no case shall that phrase include entities owned by Lessee's parent corporation.

            Section 2.5. Unmined or Lost Coal. Tonnage Royalties which may be owed by Lessee for mineable and merchantable coal in place left unmined or rendered unmineable or that may be lost or destroyed within the Leased Properties, as provided in Section 7.1 hereof, shall be based on the prevailing market price, as determined above, of such coal, if properly sized and cleaned, at the time when such coal should have been mined or at the time when such coal is lost or destroyed, as may be appropriate under the terms of this lease.

                                   ARTICLE III

                          ADVANCE MINIMUM ANNUAL RENTAL

            Section 3.1. Amount and Payment; Interest; Lessee shall pay to Lessor, as Advance Minimum Annual Rentals on account of coal mined or to be mined hereunder, the sum of $250,000.00 for each of lease years one and two (March 1, 1996 through February 28, 1997 and March 1, 1997 through February 28,
1998); $750,000.00 for lease year three (March 1, 1998 through February 28,
1999); and $1,000,000.00 for each lease year thereafter under this lease and extensions thereof. Payment of Advance Minimum Annual Rental shall be made quarterly in advance.

            Lessee will pay interest to Lessor on the amount of any Advance Minimum Annual Rental due and not paid within ten (10) days of the date such rental is due at the effective prime interest rate as then charged by Morgan Guaranty Trust Company of New York and calculated daily from the date said amount is due.

            Section 3.2. Recoupment. Lessee shall receive a credit against Tonnage Royalties payable under this lease based on the amount of Advance Minimum Annual Rentals paid as follows:

                  (a) The total amount of Advance Minimum Annual Rentals paid to
            Lessor for each of lease years one through five (the five-year period beginning

            March 1, 1996 and ending February 28, 2001) shall be fully recoupable as a credit against Tonnage Royalties payable to Lessor for coal mined during those five lease years and during the next succeeding lease year, except that such credit will only apply to Tonnage Royalties for coal mined in the sixth lease year to the extent the Tonnage Royalties due Lessor in that sixth lease year exceed the amount of Minimum Annual Rentals due for that sixth lease year.

                  (b) The total amount of Advance Minimum Annual Rentals paid for lease year six (March 1, 2001 through February 28, 2002) and for each succeeding lease year shall be fully recoupable as a credit against Tonnage Royalties payable to Lessor for coal mined in that lease year for which the Advance Minimum Annual Rentals are paid and, to the extent Tonnage Royalties due Lessor for coal mined in the next succeeding lease year exceed $1,000,000, as a credit against Tonnage Royalties due Lessor for coal mined in that next succeeding lease year.

                  (c) In any lease year in which Tonnage Royalties payable under this lease exceed $2,000,000.00, the amount of such Tonnage Royalties due Lessor in excess of that amount will be reduced by the amount of any previously unrecouped Advance Minimum Annual Rentals paid for any previous lease year.

                  (d) Notwithstanding any of the provisions of this Section 3.2, in no event will any payment of Advance Minimum Annual Rentals be credited more than once against Tonnage Royalties due Lessor hereunder.

            Section 3.3. Failure to Perform; Excuse. In the event of unavoidable interruption of or delay in its operations in any lease year, due to strikes, accidents, inadequate car supply, or other causes not within the control of Lessee, at the end of that lease year Lessee shall be reimbursed that percentage of its payment of Advance Minimum Annual Rentals which is equal to the percentage of that year in which Lessee's operations are delayed because of any such causes. However, the parties hereto recognize and agree that the potential for depressed markets for the sale of coal or coal products, whether such conditions are regional in nature or more widespread, and increased production costs are business risks contemplated by operators and miners and sellers of coal, and, therefore, neither the existence of a depressed market for the sale of coal or coal products, nor increased or high costs of mining coal experienced by Lessee, nor any combination thereof shall constitute grounds for or be deemed to be interpreted as a basis for release from payment of Advance Minimum Annual Rentals under Section 3.1 hereof.

            Section 3.4. Modification of Minimum Rental. Whenever, in the reasonable opinion of the Lessor or its designated agent, the quantity of unmined mineable and merchantable coal remaining which Lessee is or has become obligated to mine has been reduced or depleted so as to justify a modification, reduction, or suspension of advance minimum annual rental, such advance minimum annual rental may be modified, reduced, or suspended as the General Manager of Lessor or its designated agent may, in its sole discretion, permit, and Lessee shall mine the same at the rate of Tonnage Royalties provided for in ARTICLE II above.

                                   ARTICLE IV

                          LESSEE'S RECORDS; INSPECTION

            4.1. For a period of five (5) years after subject coal is mined, Lessee shall keep books of account to ascertain: the quantity of coal mined; the quantity of coal used at the mines; the quantity of coal shipped; and the selling prices obtained for all coal mined hereunder. Upon 15 days prior written notice by Lessor to Lessee, said books shall be open for inspection by Lessor and its designated agent for the purpose of comparing and verifying the reports rendered by Lessee under ARTICLE II hereof or for obtaining information as to the quantity of coal mined, the quantity of coal used at the mines, the quantity of coal shipped and the selling prices obtained.

            4.2. Upon Lessor's reasonable request, supporting documentation pertaining to said books of account, such as coal sales contracts, purchase contracts, invoices, lessee work papers and any other supporting documentation considered necessary to Lessor's inspection hereunder shall be made available to Lessor and its designated agent within 30 days for review, copying and reproduction, if considered necessary, in order to document and confirm the information contained in the books of account described in the preceding Section 4.1. The contents of such documentation shall be treated as confidential information and shall not be disclosed by Lessor or by its designated agent to any person or entity not a party to this lease, except as provided by relevant state or federal laws.

                                    ARTICLE V

                            ENVIRONMENTAL LIABILITIES

            Section 5.1. Lessor shall not be responsible for any pollution of air, lands or water resulting from coal and coal products, slack, dirt, slate and other waste materials deposited by Lessee, its sublessees, assigns or contractors, on the premises containing the Leased Properties, or arising or resulting from Lessee's operations hereunder, and Lessee shall indemnify and save harmless Lessor, and its agent designated to act on its behalf under this lease, its officers, agents and employees, from all claims, demands, prosecutions, fines, and judgments against Lessor, and its agent designated to act on its behalf under this lease, its agents and affiliates, and its and their respective officers, agents and employees, arising by reason of any such pollution and Lessee shall pay all reasonable costs and expenses incurred by any of such indemnitees in defending any such claims, demands and prosecutions. Upon request of Lessor, and its agent designated to act on its behalf under this lease, Lessee shall defend against any and all such claims and demands at Lessee's expense.

                                   ARTICLE VI

                           LESSEE'S MINING OPERATIONS

            Lessee covenants that it will use due care and diligence to protect the Leased Properties from waste, injury or damage and to that end Lessee shall conduct its operations hereunder in accordance with the terms of Sections 6.1 and 6.2 hereof.

            Section 6.1. Mining Practices and Compliance with Laws. Lessee shall, in accordance with plans of mining and descriptions thereof approved as provided for in Section 6.2 below, but subject to the requirements of the State of Virginia and federal law pertaining to the conduct of the mining of coal, mine the coal within the Leased Properties in the most effectual, workmanlike and proper manner, and so that said mining shall not unreasonably interfere with the proper exercise of the rights hereinbefore excepted and reserved to Lessor; and, Lessee shall comply in every material respect with the laws of the State of Virginia and the United States of America now existing or hereafter enacted, and all the rules and regulations promulgated thereunder, relating to the conduct of operations for the mining of coal.

            Section 6.2. Approval of Mining Plans. To protect the Leased Properties from waste, injury or damage, Lessee shall mine the coal within the Leased Properties in accordance with plans of mining and reclamation and descriptions thereof (the "Plans") which shall be submitted by Lessee to Lessor. Such mining and reclamation shall not be initiated until the Plans have been approved in writing by the Lessor or by its designated agent; provided, however, that if the Lessor or its designated agent fails to either approve or deny the Plans within 15 days of being furnished with a copy thereof, Lessor shall be deemed to have approved the Plans. In addition to the Plans, and upon the reasonable request of Lessor or its designated agent, Lessee shall furnish
Lessor: (i) a copy of Lessee's application for the mining permit, including the reclamation plans required by the State of Virginia, with the maps and drawings attached thereto, and (ii) a statement of the post mining land use which is proposed to be made of the Leased Properties following reclamation obligations, for approval by said General Manager, prior to its being filed with the governmental agencies responsible for issuance of such mining permits. Lessor and its designated agent shall use due diligence in reviewing such application and plans of mining and reclamation and descriptions thereof. Notwithstanding the foregoing provisions of this Section 6.2, Lessor shall not require a higher post-mining land use and condition than the pre-mining land use and condition, unless otherwise agreed between Lessor and Lessee. No change in any such plans or descriptions so approved by the Lessor or by its designated agent shall be made without such change being approved in advance by the Lessor or by its designated agent, or except as required by such regulatory agencies.

                                   ARTICLE VII

                      LESSEE'S LIABILITY FOR NONCOMPLIANCE

            Section 7.1. If at any time Lessee shall not conduct operations as provided in ARTICLE VI hereof and loss of mineable and merchantable coal which Lessee is obligated to mine or loss of other coal of Lessor may thereby result or be threatened, the Lessor or its designated agent shall provide Lessee with a detailed written explanation of each such violation, and, in the event of a failure of Lessee to cure or diligently begin to cure such violation within ten
(10) days of receipt of Lessor's detailed written explanation, to enter the Leased Properties and stop the work at the place of such violation until Lessee shall comply with said ARTICLE VI; and Lessee shall pay to Lessor the full amount of Tonnage Royalties, at the rate provided in ARTICLE II hereof, on the estimated tonnage of mineable and merchantable coal lost which Lessee is obligated to mine or that may remain unmined by reason of failure of Lessee to conduct operations as required by said ARTICLE VI, in the same manner as if said mineable and merchantable coal had been mined; and Lessee shall compensate Lessor for the full amount of

Tonnage Royalties for any other mineable and merchantable coal of Lessor that is lost by reason of the failure of Lessee to conduct operations as required by said ARTICLE VI.

                                  ARTICLE VIII

             ENGINEERING REQUIREMENTS; SURVEY DATA; PRESERVATION OF
                     SURVEY CONTROL (TRIANGULATION) STATIONS

            Section 8.1. Engineering Requirements; Authority of General Manager of Lessor. Lessee shall employ a competent engineer to make surveys, determine elevations, prepare plans and maps of the mine workings, and Lessee shall prepare and keep up, on a scale to the approval of the Lessor or its designated agent, a map which shall be posted every three (3) months and shall show accurately and completely, the boundaries of the lands included herein, the locations of all railway tracks, rights-of-way, streams, roads, buildings, structures and mine workings on or under said lands, together with elevations on sea level datum on the mine workings, and any additional information that can be practically obtained and that may be necessary to the safe and proper conduct of the mining operations, or that may be required by the Lessor or its designated agent. The size of said map shall be in accordance with standards to be reasonably prescribed by the Lessor or by its designated agent and a reproducible tracing of said map, which shall be the property of Lessor, shall be sent to the Lessor or its designated agent on or before the twentieth (20th) day of January, April, July and October of each year, properly posted in accordance herewith for the three (3) months ending on the last day of the calendar month immediately preceding; and the Lessor or its designated agent shall have the privilege of keeping said tracing a sufficient time to obtain therefrom such information as he may desire before returning the said tracing to Lessee for each subsequent posting; and Lessor and its designated agent shall at all reasonable times have access to the maps, plans and tracings of Lessee, and may take therefrom copies of such portions as may be desired.

            Section 8.2. Survey Data; Preservation of Survey Control (Triangulation) Stations. Upon Lessor's request, Lessee shall furnish Lessor or its designated agent with a copy of all information, including but not limited to, maps, survey field books and traverse sheets, resulting from surveying performed on behalf of the Lessee within the premises containing the Leased Properties. Lessee shall use due care to avoid the destruction of survey control or triangulation stations. However, if in Lessee's operations hereunder, it becomes necessary to destroy one of said survey control or triangulation stations, then Lessor or its designated agent shall be notified at least 90 days in advance of such destruction. If such destruction does occur without said prior notice thereof being given to Lessor or its designated agent, then Lessee shall promptly reimburse Lessor or its designated agent for the cost of resetting said survey control or triangulation stations.

                                   ARTICLE IX

                        FAILURE TO FURNISH PLANS OR MAPS

            Section 9.1. If Lessee fails to furnish any plan or map as provided for in ARTICLE VIII hereof for fifteen (15) days after written demand therefor by the Lessor or its designated agent, Lessor may at its option employ a competent engineer to make surveys and to prepare such plan or map, and Lessee shall pay to Lessor the full amount of expenses so incurred.

                                   ARTICLE X

                      PREVENTION OF FIRES; DUTIES OF LESSEE

            Section 10.1. Lessee shall use all reasonable care and precaution to prevent the occurrence of fires in timber or forest growth on the surface overlying the Leased Properties and, when and where practicable, to cause the prompt extinguishment of any such fires, and Lessee shall cooperate with Lessor and its other lessees or agents in extinguishing such fires on said surface and on adjoining lands that may be liable to spread to or over said surface overlying the Leased Properties. Lessee shall be responsible for all damage caused by fire to timber or forest growth or in any other respect on the surface overlying the Leased Properties or adjoining lands, but only to the extent the same is due to the negligence of Lessee, its employees, agents or contractors.

                                   ARTICLE XI

                      COAL FROM OTHER LANDS; LAND USE TOLL

            Section 11.1. In the event Lessee transports or ships coal from any property not owned by Lessor into, over, through or under any of the Leased Properties, Lessee shall pay to Lessor fifteen cents (15(cent)) per net ton of that coal, or, one-half of one per cent (1/2%) of the average gross selling price per net ton of that coal, as gross selling price is defined in Section 2.4 above, whichever is greater, as land use toll for such transportation or shipment. Lessee shall report and make payment, pursuant to the provisions of Sections 2.2 and 2.3 above, for coal transported or shipped hereunder. Furthermore, Lessee will not deposit refuse derived from any property not owned by Lessor or by its designated agent on the Leased Properties.

                                   ARTICLE XII

                                 INDEMNIFICATION

            Section 12.1. Lessee shall conduct operations hereunder on its own behalf and not as agent or employee of Lessor, and there shall be no privity of contract between Lessor and agents or employees of Lessee. All employees, agents, contractors, subcontractors, and materialmen of Lessee, whether on a wage or profit sharing basis, shall be selected, hired, directed, paid, and discharged only by Lessee. Lessee shall and hereby agrees to indemnify and save harmless Lessor, its agents and affiliates, and its and their respective officers, agents and employees, from and against any and all claims, demands, suits, judgments, recoveries and liabilities for injury to or death of any person or persons whomsoever and for loss of or damage to any property whatsoever, arising or in any manner growing out of the operations or activities of Lessee under or in connection with this lease. Lessee hereby further agrees to indemnify and save harmless Lessor, its agents and affiliates, and its and their respective officers, agents and employees, from and against any and all penalties, fines, prosecutions, statutory recoveries (whether civil or criminal) and governmental actions which arise from or are occasioned by the operations or activities of Lessee under or in connection with this lease.

                                  ARTICLE XIII

                  TAXES AND ASSESSMENTS; COAL APPRAISAL REPORTS

            Section 13.1. Taxes and Assessments. During the term of this lease and any extensions or renewals pursuant to ARTICLE XX hereof, Lessee shall pay and bear and reimburse Lessor for the expense of all taxes and assessments of every kind and character that may be levied or assessed by governmental authority against or upon the Leased Properties or Lessor's ownership thereof, including, without limitation: (i) excise, privilege or license taxes based upon the acreage of land owned by Lessor in the State of Virginia, any exemption of acreage therefrom to be prorated to the acreage included in this lease; (ii) ad valorem taxes; and (iii) taxes levied or assessed on the coal mined hereunder, on the privilege of mining said coal, on the improvements or other property of Lessee in or on Leased Properties, on the leasehold rights of Lessee, and on the income accruing to Lessee therefrom. Within thirty (30) days of Lessee's receipt of a statement for such taxes and assessments, together with copies of corresponding paid tax tickets therefor, Lessee shall repay to Lessor the amount of any such taxes and assessments as shall be paid by Lessor.

            Section 13.2. Method of Payment. Lessee shall pay such taxes and assessments annually to Lessor as Lessor may direct. Adjustments for overpayment for any tax year shall be credited or billed, as the case may be, by such reasonable method as Lessor shall determine.

            Section 13.3. Coal Appraisal Reports. Lessee shall submit to Lessor or its designated agent, for its review, a copy of annual coal appraisal reports and returns prepared pursuant to Virginia law, or regulations promulgated thereunder, prior to their filing with the Virginia State Tax Department. It is understood and agreed that the assessments and levies arising and calculated from such reports are based, in part, upon the annual production tonnages of Lessee, and for that reason, Lessee shall pay to Lessor, in the manner provided in Section 13.2 hereof, an amount equal to any increase in such assessments and levies resulting from operations upon the lands herein. Lessee will pay interest to Lessor on any amounts due under Section 13.2 hereof and this Section and not paid within thirty (30) days after demand therefor has been made at the effective prime interest rate as then charged by Morgan Guaranty Trust Company of New York and calculated daily from the date said amounts are due. Lessor reserves the right to pay any taxes or assessments due under this ARTICLE XIII without waiving its rights for collection thereof from Lessee as provided in ARTICLES XXII and XXIII of this lease.

                                   ARTICLE XIV

                         PROHIBITION AGAINST ASSIGNMENT

            Section 14.1. Lessee shall not mortgage, assign, convey, sublease, or set over any of its estate, interest or rights hereunder or any part thereof, or any of its rights or interests in buildings and other improvements placed upon the Leased Properties by the Lessee, except with the written consent of Lessor or its designated agent and the written assumption by the transferee of all the obligations of Lessee in form satisfactory to Lessor, with the clear understanding that such written consent may be subject to renegotiation of the royalty rates or other provisions hereinabove set forth for coal mined from the area, or coal seams therein, which are assigned, conveyed, subleased, or set over; AND no judicial or other sale or transfer of any kind, except under order or decree issued by any court or judicial officer or tribunal, or in compliance with any order or decree of any court of equity or in any proceedings in bankruptcy, shall have the effect of transferring this lease or any of the estate, interest or rights of Lessee for any time or term, except with the written consent of Lessor and the written assumption by the transferee of all the obligations of Lessee in form satisfactory to Lessor.

            Section 14.2. Upon written notice to Lessor or its designated agent, Lessee shall have the right, voluntarily or by operation of law, to assign, sublease or otherwise transfer its rights hereunder, or any part thereof, to any corporation which is a subsidiary of Anker Group, Inc., or to any of its subsidiaries or sub-subsidiaries, but no such assignment shall relieve Lessee or any guarantor of its obligations hereunder. No such assignment or subletting shall affect the production royalty rates set forth in Section 2.1 hereof.

                                   ARTICLE XV

                     WORKERS' COMPENSATION; LESSEE'S DUTIES

            Section 15.1. Lessee shall subscribe to and operate under the provisions of the applicable worker's compensation laws of Virginia and make all necessary payments thereto with respect to Lessee's employees. Lessee shall take all reasonable steps to insure that drivers of any trucks which may be hired, rented or leased, are also covered by such applicable worker's compensation. Lessee shall, upon request, furnish to Lessor a certificate or certificates of its compliance with the applicable worker's compensation laws, together with paid premium receipts.

            If at any time Lessee's subscription to said Workers' Compensation Act shall cease to be in force and effect, then Lessee shall suspend, and Lessor or its designated agent may stop all operations of Lessee hereunder until such subscription shall be reinstated.

                                   ARTICLE XVI

                BLACK LUNG BENEFITS; INDEMNIFICATION: EVIDENCE OF
                            FINANCIAL RESPONSIBILITY

            Section 16.1. Lessee hereby guarantees and agrees to indemnify and save harmless Lessor, its agents and affiliates, and its and their respective officers, agents and employees, from the payment of or any liability for benefits which may be required under the Black Lung Benefits Act (30 U.S.C. 901, et seq.) and under any laws or regulations of the State of Virginia, arising from any mining operations hereunder, and Lessee agrees that during the primary period and renewals, if any, of this lease, it will furnish annually to Lessor or its designated agent evidence of financial responsibility for such black lung benefits under applicable federal and state laws, as well as regulations issued thereunder. Such evidence of financial responsibility shall consist of the following:

            (a) in the event the Workers' Compensation law of the state (State) in which the leased property is located has been included in the list published by the Secretary of Labor of the United States of America under the Black Lung Benefits Act (30 U.S.C. 901, et seq.), such evidence shall consist of a certification from the officers administering the Workers' Compensation program for the State certifying as to Lessee's black lung benefits coverage under those Workers' Compensation laws;

            (b) in the event the Workers' Compensation laws of the State are not included in the list published by the Secretary of Labor of the United States of America under the Black Lung Benefits Act (30 U.S.C. 901, et seq.), Lessee shall either:

                  (1) qualify as a self-insurer in accordance with regulations prescribed by said Secretary of Labor, or

                  (2) insure and keep insured, with any stock company or mutual company or association, or any other person or fund, including any State fund, which is authorized under the laws of the State to insure Workers' compensation, all black lung benefits payable under applicable federal and state statutes and regulations issued thereunder, and furnish a satisfactory certificate to Lessor evidencing such insurance coverage.

                                  ARTICLE XVII

                  WAGES AND BENEFITS; INDEMNIFICATION AND BOND

            Section 17.1. Lessee hereby guarantees and agrees to indemnify Lessor, its agents and affiliates, and its and their respective officers, agents and employees, from the payment of or any liability for, or resulting from, wages and benefits which may be due Lessee's employees or contractors.

                                  ARTICLE XVIII

                       INSURANCE; CESSATION OF OPERATIONS

            Section 18.1. Amount of Insurance. As a condition precedent to the commencement of operations hereunder, Lessee shall arrange for the maintenance of public liability insurance, including, but not limited to, coverage for environmental or pollution liability, with a good solvent casualty insurance company or companies satisfactory to Lessor, which insurance shall indemnify the Lessor and its designated agent against legal liability for loss by reason of personal injury, death and property damage or loss sustained as a result, or by reason, of the operations hereunder, with a minimum combined single limit of $4,000,000.00 for bodily injury, death and property damage and Lessee shall, upon request of Lessor or its designated agent, furnish to Lessor or its designated agent certificates of such insurance, together with paid premium receipts. This coverage shall also include any trucks or other equipment hired, rented or leased in operations hereunder.

            It is understood and agreed, however, that the minimum limits of coverage set forth above are not intended and will in no manner limit the recoveries of Lessor under the indemnity provisions of ARTICLES V, XII, XVI and XVII above and on page 14 of this lease.

            Section 18.2. Cessation or Suspension of Operations. If at any time any of these insurance coverages shall cease to be in force and effect, then, upon written demand of Lessor or its designated agent, Lessee shall suspend all operations hereunder until such insurance coverages shall be reinstated.

                                   ARTICLE XIX

                   LESSOR'S RIGHT TO INSPECT MINING OPERATIONS

            Section 19.1. Except to the extent it may interfere with Lessee's operations, Lessor, and the Lessor's employees, agents and engineers, shall at all times have the right and privilege of entering the works and mines of Lessee in or upon the Leased Properties included herein to inspect, examine, survey or measure the same or any part thereof solely for the purpose of verifying the reports of Lessee as to the amounts of coal mined or removed and for that purpose to use freely the means of access to said works and mines, without hindrance or molestation. Lessor acknowledges and agrees that in entering the works and mines of Lessee, it, along with its employees, agents and engineers, assumes all risks associated therewith. Lessor further acknowledges and agrees to fully and completely indemnify and hold Lessee harmless from and against all claims, demands, suits, judgments, recoveries and liabilities for injury to or death of any person or persons whomsoever and for loss of or damage to any property whatsoever, arising or in any manner growing out of the activities of Lessor's employers, agents and engineers in their performance of Lessor's rights under this Section 19.1.

                                   ARTICLE XX

                         OBLIGATION TO MINE; EXTENSION;
                          DUTY TO RECLAIM; TERMINATION

            Section 20.1. Obligation to Mine; Extension. Lessee shall mine and remove all of the mineable and merchantable coal which can be mined and removed hereunder by modern mining methods and if, at the expiration of the original period hereof, Lessee has not mined and removed all of the mineable and merchantable coal which it is or may become obligated to mine, then this lease shall be extended for such additional five (5) year periods as may be necessary, upon the same terms and provisions, but subject to the full payment of all royalties, rentals and other payments due hereunder, until all of said mineable and merchantable coal which can be economically mined and removed by approved mining methods has been mined and removed from the Leased Properties; and whenever during said original period or any extension thereof, as herein provided, Lessee shall have mined and removed all of said mineable and merchantable coal by such approved mining methods and shall have paid all royalties, rentals and other payments due or accrued hereunder then Lessee's obligation to mine coal and make payment of minimum annual rental hereunder shall terminate.

            Section 20.2. Duty to Reclaim; Payment of Amounts Due; Termination. In the event the lease herein shall not be extended at the end of the original period hereof or any extended period thereof, or all of said coal has been mined and removed, then this lease shall continue to be extended for additional one
(1) year periods, at a nominal rental to be determined by Lessor (not to exceed $100.00 per year), until all the reclamation of the lands disturbed by mining operations under this lease has been completed and finally approved by the state and/or federal agency or agencies having jurisdiction of such mining operations and all the bonds for such reclamation have been fully released by such agency or agencies. Upon such release of all of said bonds this lease shall terminate, without, however, releasing Lessee from any obligations or liabilities arising prior to said termination. Further, in the event Lessee has not made payment of all royalties, rentals and other payments due hereunder at the end of the original period hereof or any renewal or extended period thereof, then Lessor, at its option, may extend the term of this lease until all of such payments have been made.

                                   ARTICLE XXI

                              TERMINATION OF LEASE

            Section 21.1. Termination by Lessee. After Lessee's satisfaction of all mining and reclamation obligations contained in ARTICLE XX hereof, Lessee may give Lessor or its designated agent thirty (30) days' notice of its intention to terminate this lease, and, if Lessor or its designated agent shall determine that Lessee has fully performed its obligations under this lease, Lessee's obligations hereunder shall be deemed terminated effective on such thirtieth (30th) day, without, however, releasing Lessee from any obligations or liabilities arising prior to said termination of obligations. Upon termination of this lease, any Advance Minimum Annual Rentals paid for the lease year in which the termination occurs which has not been credited against Tonnage Royalties for that year shall be refunded to Lessee, and Lessee shall not be liable for any further Advance Minimum Annual Rentals.

            Section 21.2. Removal of Property Following Termination or Expiration. Upon the cancellation, termination or expiration of this lease for any reason, Lessee shall have 180 days in which to remove from the Leased Properties all Lessee's equipment, buildings and other improvements and personal property, and any of the same not so removed shall, at Lessor's option, either become the property of Lessor without charge therefor or be disposed of by Lessor at Lessee's cost and expense; provided, however, that Lessee shall not remove any equipment, buildings, improvements or property unless Lessee shall have fully performed all matters to be performed by it hereunder.

                                  ARTICLE XXII

                                     DEFAULT

            Section 22.1. Default; Cancellation by Lessor. If any one or more of the following events (herein sometimes called Events of Default) shall occur:

                  (a) If default shall be made in the due and punctual payment of any rent, royalty or any part thereof, when and as the same may become due and payable, or in the payment of taxes and insurance premiums or any other amounts to be borne by Lessee hereunder, or in the furnishing of receipts and certificates of payment therefor when due, or in the furnishing of any of the books, records or reports by Lessee to be furnished under this lease, and such default shall continue for fifteen (15) days after notice by Lessor or its designated agent to Lessee; or,

                  (b) If default shall be made by Lessee in the performance of or compliance with any of the covenants, agreements, terms or conditions contained in this lease, other than those referred to in the foregoing subsection (a) of this Section 22.1, and such default shall continue for a period of sixty (60) days after written notice thereof from Lessor or its designated agent to Lessee, and Lessee shall not within such period commence with due diligence the curing of such default, or if Lessee shall, within such period, commence with due diligence to cure such default and thereafter shall fail or neglect to prosecute and complete with due diligence and dispatch the curing of such default; or,

                  (c) If Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Lessee or of all or any substantial part of the property leased hereby or of any or all the rents, revenues, issues, earnings, profits, or income thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

then and in any such event, Lessor or its designated agent at any time thereafter while such default or condition is continuing, may give written notice to Lessee specifying the occurrence giving rise to such Event of Default, or Events of Default, and stating that the lease shall terminate on the date specified in such notice, which shall be at least ten (10) days after the giving of such notice. Upon the date specified in such notice, this lease and the estate and interest hereby demised shall terminate and all rights of Lessee under this lease shall cease.

            Section 22.2. Repossession, etc. by Lessor. Lessee expressly waives any right to prior notice or any process of law other than the issuance of the warrant of distraint, and Lessee further expressly waives any right to hearing prior to the levy of such warrant and sale thereunder and at any time after such termination of this lease, Lessor or its designated agent, without further notice, may enter and re-enter the Leased Properties for all proper purposes and repossess itself by all legal means, including summary proceedings, of its prior and former estate and may remove Lessee and all persons claiming through Lessee from the Leased Properties.

            Section 22.3. Survival of Lessee's Obligations; Damages. No termination of this lease or repossession of the Leased Properties, by force, summary proceedings, ejectment or otherwise, shall relieve Lessee of its liability and obligations under this lease, and such liability and obligations, including, without limitation, the indemnity commitments contained in ARTICLES V, XII, XVI and XVII above and on page 14 of this lease, shall survive termination or any repossession. In the event of any such termination or repossession, Lessee shall pay to Lessor the advance minimum annual rentals, production royalties and other charges required to be paid by Lessee up to the time of such termination or repossession.

            Section 22.4. No Waiver, etc. by Lessor. No failure by Lessor or its designated agent to insist upon the strict performance of any covenant, agreement, term or condition of this lease or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial performance or payment of royalties during the continuance of any such breach, shall constitute a waiver of or consent to any such breach or of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this lease, but each and every covenant, agreement, term and condition of this lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

            Section 22.5. Injunction Against Breach. In the event of any breach or threatened breach by Lessee of any of the covenants, agreements, terms or conditions of this lease, Lessor shall have the right to invoke any rights, powers and remedies allowed at law, in equity or by statute or otherwise, whether or not specifically provided in this lease.

            Section 22.6. Lessor's Remedies Cumulative, etc. Each right, power and remedy of Lessor and its designated agent provided for in this lease shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this lease or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by Lessor or by its designated agent of any one or more of the rights, powers or remedies provided for in this lease or now or hereafter existing at law or in equity, by statute or otherwise shall not preclude the simultaneous or later exercise by Lessor or by its designated agent of any or all other rights, powers or remedies provided for in this lease, or by statute or otherwise.

                                  ARTICLE XXIII

                                  CONDEMNATION

            Section 23.1. If the coal herein leased, or any portion thereof, shall be taken in, or in any manner affected by, condemnation for any public or quasi-public use under any statute or by right of eminent domain, or by private purchase in lieu of condemnation, by a public body vested with the power of eminent domain, then, and in each and every such event, Lessor or its designated agent shall be free to conduct all negotiations for compensation or damages, including without limitation, participation in viewer's proceedings and the institution of litigation concerning such taking, with the understanding that in the case of each and every condemnation or taking Lessor shall notify Lessee of same, and Lessor and Lessee shall be paid out of any such award or compensation in damages as follows:

            (a) If the award for the coal in any such condemnation or taking shall exceed the amount of royalty that would have been due Lessor had the coal been then mined, based upon recent sales by Lessee or, if no such sales exist, based upon recent sales by others of coal of comparable quality, all of such award which is in excess of said royalty amount shall be the property of and be paid to Lessee and the balance of the award shall be the property of and be retained by Lessor; or,

            (b) If such award for the coal shall be equal to or less than said royalty amount, then all of such award shall be the property of and be retained by Lessor.

            (c) Any specific award for Lessee's buildings, structures or improvements shall be paid to Lessee and any award for surface lands, or interests therein or any other buildings, structure or improvements thereon, shall be the property of Lessor.

            Lessee shall cooperate with Lessor and its designated agent in all matters hereunder, including joining in any litigation or settlement if Lessor determines such to be necessary; provided, that any such condemnation or taking shall not otherwise affect Lessee's duties and obligations under this lease, except as provided herein.

                                  ARTICLE XXIV

                   LESSEE'S RIGHT TO PAY ROYALTIES INTO ESCROW

            Section 24.1. Lessee's Right to Pay Royalties Into Escrow. In the event any party asserts any claim of title in the Leases Properties superior to Lessor, Lessor and Lessee shall determine whether to commence and continuously prosecute an action to quiet title until resolution thereof. In such event, Lessor and Lessee may execute a mutually agreed upon escrow agreement, or other appropriate instrument, whereby Lessee shall pay all royalties or other sums due hereunder into escrow until such resolution is confirmed. Any sums paid into such escrow by Lessee, together with any interest earned thereon, shall be applied toward payment of the Tonnage Royalties and other sums due Lessor hereunder.

                                   ARTICLE XXV

                                   ARBITRATION

            Section 25.1. If there should arise any matters in dispute hereunder on which Lessor and Lessee cannot finally agree, such matter or matters shall be referred to a board of arbitrators consisting of three (3) disinterested, competent persons, one selected by Lessor and one by Lessee, as hereinafter provided, and the two thus selected shall select the third, who shall have the power of an umpire and be known as umpire-arbitrator. The decision and award of such arbitrators, or any two of them, or, in case of disagreement among all the arbitrators, of the umpire-arbitrator, shall be conclusive and binding upon Lessor and Lessee and promptly complied with.

            The party desiring arbitration shall give written notice to the other party, definitively stating the point or points in dispute and naming the person selected as arbitrator;

and it shall be the duty of the other party, within fifteen (15) days after receiving such notice, to name an arbitrator, and these two shall select the umpire-arbitrator; and in event the party notified does not name an arbitrator within said period of fifteen (15) days, the party serving such notice may select a second arbitrator and the two thus selected shall select the umpire-arbitrator.

            In the event of failure of the two arbitrators, selected as aforesaid, within thirty (30) days from receipt by both of them of notice of their selection, to agree upon the umpire-arbitrator, then they shall jointly notify, in writing, the parties of their failure to agree upon such umpire-arbitrator. The parties shall then, within fifteen (15) days from the date of such notification, jointly select the umpire-arbitrator. In the event the parties are unable to so select the umpire-arbitrator within said fifteen
(15) day period, they shall then jointly select the names of three (3) potential umpire-arbitrators. None of these three (3) potential umpire-arbitrators shall represent, or have any affiliation with either party. Once the list of said three (3) potential umpire-arbitrators has been prepared, each party shall then strike the name of one (1) potential umpire-arbitrator from said list. The person remaining on such list after the parties have stricken a name from said list shall be the umpire-arbitrator. Further, in the event the parties fail to select such umpire-arbitrator as aforesaid, either of the parties may apply to the American Arbitration Association (AAA) for the appointment of an umpire-arbitrator pursuant to the rules and procedures of the AAA for the appointment of neutral arbitrators, as revised. The individual then designated will act as such umpire-arbitrator hereunder.

            The umpire-arbitrator thus chosen shall give to Lessor and Lessee written notice as to the time and place of hearing, which hearing shall be not less than ten (10) nor more than twenty (20) days after his selection, and, at the time and place appointed he shall proceed with the hearing unless, for some good cause of which the arbitrators shall be the judge, it shall be postponed until some later date within a reasonable time. Both Lessor and Lessee shall have full opportunity to be heard, orally and in writing, on any question thus submitted. In arriving at a decision and award, the arbitrators shall be bound by any relevant state and federal law applicable to the substantive issue or issues so submitted for arbitration, and they shall make such decision and award in writing, and deliver a copy to both Lessor and Lessee. The arbitration award shall specify by whom the costs of arbitration shall be borne and paid and the amount of such costs, including reasonable compensation for the arbitrators.

                                  ARTICLE XXVI

                                 CONTROLLING LAW

            Section 26.1. In all coal mining operations and other activities conducted hereunder Lessee shall comply with all the laws of the United States of America and the State of Virginia now or hereafter enacted, and all rules and regulations promulgated thereunder by any governmental agency, relating to such coal mining operations or other activities. Any disputes as to the meaning and application of any of the provisions of this lease shall be determined under the laws of the State of Virginia.

                                  ARTICLE XXVII

                                     NOTICE

            Section 27.1. The giving of any notice to, or the making of any demand on, Lessee shall be sufficient if in writing, addressed to Lessee and mailed via certified mail, providing for receipt, to Lessee at P. O. Box 1249, Beaver, West Virginia 25813, with a copy to Anker Group, Inc., 2708 Cranberry Square, Morgantown, West Virginia 26505, Attn: President; and likewise the giving of any notice to, or the making of any demand on, Lessor or its designated agent shall be sufficient if in writing, addressed to Lessor and similarly mailed via certified mail, providing for receipt, to Lessor at c/o Pocahontas Land Corporation, P. O. Box 1517, Bluefield, West Virginia 24701; and ten (10) days shall be considered a reasonable notice or demand period except where a longer notice period is herein prescribed.

                                 ARTICLE XXVIII

                                    HEADINGS

            Section 28.1. The headings of the ARTICLES in this lease are for convenience only and shall not be used to construe or interpret the scope or intent of this lease or in any way affect the same.

                                  ARTICLE XXIX

                                    SURVIVAL

            Section 29.1. No termination or cancellation of this lease shall relieve either of the parties hereto from any obligations or liabilities incurred by it under this lease as of the time of such termination or cancellation.

                                   ARTICLE XXX

                                  SEVERABILITY

            Section 30.1. If any term or provision of this lease is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of any of the other terms or provisions of this lease.

                                  ARTICLE XXXI

                    TERMS BINDING UPON SUCCESSORS AND ASSIGNS

            Section 31.1. All of the terms and provisions hereof to be performed and observed by the respective parties hereto shall be binding upon and shall inure to the benefit of their respective successors, and assigns.

                                  ARTICLE XXXII

                                 CONFIDENTIALITY

            Section 32.1. This lease and all information concerning or pertaining to Lessee and its affiliates developed or acquired by Lessor under or in connection with this lease shall be kept strictly confidential and shall not be released or made public without Lessee's express prior consent.

            WITNESS the following signatures and seals as of the date first above written.

            Executed in two (2) counterparts.

                                       SOUTHERN REGION INDUSTRIAL REALTY, INC.
                                       By

                                       /s/ John R. Turbyfill

                                 Vice President

                                       ADVANTAGE ENERGY CORPORATION
                                       By

                                       /s/ Richard B. Bolen
                                       ---------------------------------------
                                       Its President

STATE OF WEST VIRGINIA      )
                            ) To-wit:
CITY OF NORFOLK             )

            I, CAROLE K. JOHNSON, a Notary Public of said County, do certify that JOHN R. TURBYFILL, its VICE PRESIDENT, who signed the writing above, dated as of February 28, 1996, for said Southern Region Industrial Realty, Inc., has this day in my said County, before me, acknowledged the said writing to be the act and deed of said Corporation.

            Given under my hand and official seal this 28th day of FEBRUARY, 1996.

                                                     /s/ Carole K. Johnson
                                                     ---------------------------
                                                     Notary Public

My commission expires: My Commission Expires May 31, 1998
                       I was commissioned Carole M. Kingery.

STATE OF WEST VIRGINIA    )
                          ) To-wit:
COUNTY OF MERCER          )

            I, Cathy T. Buzzo, a Notary Public of said County, do certify that Richard B. Bolen, its President, who signed the writing above, dated as of February 28, 1996, for said Advantage Energy Corporation, has this day in my said County, before me, acknowledged the said writing to be the act and deed of said Corporation.

            Given under my hand and official seal this 28th day of February, 1996.

                                                     /s/ Carthy T. Buzzo
                                                     ---------------------------
                                                     Notary Public

My commission expires: August 16, 1998.

            This instrument prepared by Thomas L. Linkous, Attorney at Law, Bluefield, West Virginia 24710-1517.

c:\lease\Advantage

POCAHONTAS LAND CORPORATION
POCAHONTAS DEVELOPMENT CORPORATION

800 Princeton Avenue
P.O. Box 1517                                                    Daniel D. Smith
Bluefield, West Virginia 24701                                   President
(304) 325-2054 - Telecopier                                      (304) 325-7472

                                        September 9, 1997

Mr.  Richard Bolen
Vice President-Operations
Anker Virginia Mining Company, Inc.
2708 Cranberry Square
Morgantown, WV 26505

      RE: ANKER VIRGINIA MINING COMPANY, INC. - Proposed sublease of a portion of the Greasy Creek seam of coal to Pyxis Resources Company, Tazewell County, Virginia

Dear Dick:

      This is in regard to our recent discussions regarding a proposed sublease of a portion of the Greasy Creek seam of coal from Anker Virginia Mining Company, Inc. to Pyxis Resources Company within its leasehold from Southern Region Industrial Realty, Inc. (SRIR).

      As per our agreement, this is to confirm that in order to insure the recovery of the Greasy Creek seam in the proposed area of sublease, SRIR agrees to modify the royalty to $1.00 per ton or 4% g.s.p., whichever greater.

      We understand that the formal sublease agreement will be forwarded to us for execution as soon as practicable.

      If you have any questions regarding this letter, please call.

                                        Sincerely,

                                        /s/ Daniel D. Smith

                                        Daniel D. Smith
                                        President

DDS:dt
/dds/bolen
xc: Mr. F. Thomas Rubenstein
    REG EFH RNS RHC

NORFOLK
SOUTHERN(R)

      THIS AMENDMENT OF LEASE, Made as of August 1, 2002, between SOUTHERN REGION INDUSTRIAL REALTY, INC. (SRIR), a corporation of Georgia, Lessor, and ANKER VIRGINIA MINING COMPANY, INC. (Anker), a corporation of Virginia, Lessee, with POCAHONTAS LAND CORPORATION (Pocahontas), a corporation of Virginia, joining;

                                  WITNESSETH:

            WHEREAS:

            1. By lease dated February 28, 1996 (Original Lease), SRIR leased to Advantage Energy Corporation (Advantage), predecessor of Anker, for a period of fifteen (15) years through February 28, 2011, subject to further renewals, the right to mine various seams of coal within five (5) parcels of land containing in the aggregate 10,019.34 acres, more or less, situated in Buchanan and Tazewell Counties, Virginia, as described therein, and upon terms and conditions therein set forth;

            2. By management agreement dated March 1, 1996, SRIR employed and appointed Pocahontas as its agent to develop, market, administer, supervise and contract with respect to its mineral properties and mineral leases;

            3. By assignment effective July 31, 1997 (Anker Assignment), Advantage assigned all its right, title and interest in the Original Lease to Anker, upon terms and conditions therein set forth;

            4. By letter dated September 9, 1997, Pocahontas and SRIR agreed with Anker that the royalty rate under the Original Lease would be reduced to $1.00 per ton or 4% of the gross sales price, whichever is greater, for the Greasy Creek seam of coal in a portion of the premises leased under the Original Lease that Anker proposed to sublease to Pyxis Resources Company (Greasy Creek Seam Royalty Letter);

            5. By sublease dated October 31, 1997 (Pyxis Sublease), Anker subleased to Pyxis Resources Company, with the consent of SRIR, the right to mine the Greasy Creek Seam of coal within two (2) parcels of land containing in the aggregate 3,977.89 acres, more or less, situated in Tazewell County, Virginia, upon terms and conditions therein set forth;

            6. By letter dated January 23, 1998 (Clinchfield Assignment), SRIR was notified that the Pyxis Sublease had been assigned to Clinchfield Coal Company (Clinchfield), upon the same terms and conditions as contained in the Pyxis Sublease;

            7. By amendment No. 1 to sublease agreement dated February 9, 2001 (Clinchfield Amendment), between Anker and Clinchfield, with the consent of SRIR, an additional area of 914 acres, more or less, of the Greasy Creek Seam of coal only was added to the Pyxis Sublease area:

            8. By sublease dated February 14, 2001 (Norton Sublease), Anker subleased to Norton Coal Company, with the consent of SRIR, the right to mine the Jawbone Seam of coal and seams above the Jawbone Seam within a parcel of land containing 555 acres, more or less, situated in Tazewell County, Virginia, upon terms and conditions therein set forth;

            (Original Lease, Anker Assignment, Greasy Creek Seam Royalty Letter, Pyxis Sublease, Clinchfield Assignment, Clinchfield Amendment and Norton Sublease are hereinafter referred to as "Anker Papers"); and

            9. Anker has requested and SRIR has agreed, for the remaining period of said Original Lease, to amend and modify the advance minimum annual rental provisions contained in Article III of the Original Lease upon terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises contained herein, the mutual benefit to be derived by the parties hereto and the continued performance and observance by Anker of all the terms and provisions of said Anker Papers, and this Amendment of Lease, the Original Lease is amended as follows:

            FIRST: Sections 3.1 and 3.2 of Article III of the Original Lease are hereby deleted in their entirety and the following substituted as new Sections
3.1 and 3.2 of such Article III:

                                  ARTICLE III

                          ADVANCE MINIMUM ANNUAL RENTAL

            Section 3.1. Amount and Payment; Interest; Lessee shall pay to Lessor, as advance minimum annual rental on account of coal mined or to be mined hereunder, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) for calendar year 2003 and Two Hundred Fifty Thousand Dollars ($250,000.00) for each calendar year thereafter under this lease and extensions thereof. Payment of advance minimum annual rental shall be made quarterly in advance.

            Lessee will pay interest to Lessor on the amount of any advance minimum annual rental due and not paid by the date such rental is due at the rate of one and one-half percent (1 1/2%) per month from the date said amount is due.

            Section 3.2. Recoupment. Each payment of advance minimum annual rental shall be applied as a credit, first against production royalties payable for mining performed in the calendar year for which such payment of minimum annual rental is made and then, to the extent not recouped by such credit against production royalties earned during that calendar year, against production royalties earned in the next succeeding calendar year. It is understood and agreed that no royalty payments due for any calendar year shall be credited against advance minimum annual rental applicable to any subsequent calendar year.

            SECOND: Lessee agrees to relinquish its right to recoup any unrecouped minimum annual rentals paid from the date of the Original Lease through the date hereof ($1,600,402.03, less the production royalties for the months of August [$39,232.37] and September [amount yet to be calculated],
2002). Effective as of this date, Lessee shall be relieved and forever discharged from further advance minimum annual rentals for calendar year 2002, or the lease year which commenced on March 1, 2002; however, Lessee shall pay to Lessor production royalties for coal mined under the Anker Papers as set forth in Section 2.3 of Original Lease, but subject to the Greasy Creek Seam Royalty Letter.

            THIRD: The Original Lease, as herein amended, shall remain in full force and effect.

            WITNESS the following signatures and seals as of the date first above written.

            Executed in two (2) counterparts.

                                        SOUTHERN REGION INDUSTRIAL REALTY, INC.

                                     By /s/ Daniel D. Smith
                                        ---------------------------------------
                                        Daniel D. Smith
                                        Vice President

                                        ANKER VIRGINIA MINING COMPANY, INC.

                                     By /s/ James A. Beck, Jr.
                                        ---------------------------------------

                                        Its President & CEO

                                        POCAHONTASLAND CORPORATION

                                     By /s/ Daniel D. Smith
                                        ---------------------------------------
                                        Daniel D. Smith
                                        President

STATE OF WEST VIRGINIA    )
                          ) To-wit:
COUNTY OF MERCER          )

            I, Beteresia J. Willis, a Notary Public of said County, do certify that Daniel D. Smith, Vice President, who signed the writing above, dated as of August 1, 2002, for said Southern Region Industrial Realty, Inc., has this day in my said County, before me, acknowledged the said writing to be the act and deed of said Corporation.

            Given under my hand and official seal this 17th day of October, 2002.

                                        /s/ Beteresia J. Willis
                                        ---------------------------------------
                                        Notary Public

My commission expires: May 17, 2010 .

STATE OF WEST VIRGINIA   )
                         )To-wit:
COUNTY OF MONONGALIA     )

            I, Fred C. Kunzelman, a Notary Public of said County, do certify that James A. Beck, Jr., its President, who signed the writing above, dated as of August 1, 2002, for said Anker Virginia Mining Company, Inc., has this day in my said County, before me, acknowledged the said writing to be the act and deed of said Corporation.

            Given under my hand and official seal this 22nd day of October, 2002.

                                        /s/ Fred C. Kunzelman
                                        ---------------------------------------
                                        Notary Public

My commission expires: 8-1-2006 .

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

STATE OF WEST VIRGINIA  )
                        ) To-wit:
COUNTY OF MERCER        )

            I, Beteresia J. Willis, a Notary Public of said County, do certify that Daniel D. Smith, President, who signed the writing above, dated as of August 1, 2002, for said Pocahontas Land Corporation, has this day in my said County, before me, acknowledged the said writing to be the act and deed of said Corporation.

            Given under my hand and official seal this 17th day of October, 2002.

                                        /s/ Beteresia J. Willis
                                        ---------------------------------------
                                        Notary Public

My Commission expires:  May 17, 2010.

            This instrument was prepared by Stephen M. Hopta, Attorney at Law, Bluefield, West Virginia 24701.

Lease\Anker-Amendment

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